Sub-Advisory Agreement

THIS AGREEMENT is made and entered into as of the      day of                     , 2021, by and between The Timothy Plan, a Delaware business trust (the “Trust”), Timothy Partners, Ltd., a Florida Limited Partnership (the “Adviser”), and Barrow, Hanley, Mewhinney & Strauss, LLC, (the “Sub-Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”) and authorized to issue an indefinite number of series of shares representing interests in separate investment portfolios (each referred to as a “Fund”); and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Trust has engaged Adviser to provide investment management services to each Fund in the Trust; and

WHEREAS, the Adviser desires to retain Sub-Adviser to render certain investment management services to the Timothy Plan Fixed Income Fund, Timothy Plan High Yield Bond Fund, Timothy Plan Defensive Strategies Fund, and Timothy Plan Growth & Income Fund (each a “Fund” and together the “Funds”), and Sub-Adviser is willing to render such services; and

WHEREAS, the Trust consents to the engagement of Sub-Adviser by Adviser.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of Sub-Adviser

(a)	Services. Sub-Adviser agrees to perform the following services (the “Services”) for the Funds:

(1)

manage the day-to-day investment and reinvestment of the Fixed Income Fund and High Yield Bond Fund’s assets, and the fixed income allocation of the Defensive Strategies Fund and Growth and Income Fund’s assets;

(2)	continuously review, supervise, and administer the fixed income investment program of each Fund;

(3)

determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) by and for the Funds having due regard for any restrictions on such investments as set forth from time to time by the Adviser;

(4)	provide the Adviser with records concerning Sub-Adviser’s activities which the Trust is required to maintain; and

(5)	render regular reports to the Trust’s and/or Adviser’s officers and directors concerning Sub-Adviser’s discharge of the foregoing responsibilities.

Sub-Adviser shall discharge the foregoing responsibilities subject to the overall control of the officers, directors, and trustees of the Adviser, in compliance with such policies as the Board of Trustees of the Trust may from time to time establish, in compliance with the objectives, policies, and limitations of the Funds as set forth in the Trust’s prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations. The Adviser will provide Sub-Adviser with a copy of each registration statement relating to the Funds promptly after it has been filed with the Securities and Exchange Commission. All Services to be furnished by Sub-Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of Sub-Adviser or through such other parties as Sub-Adviser may determine from time to time.

Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel in sufficient amounts and manner to perform the Services on the terms and for the compensation provided herein. Sub-Adviser may authorize and permit any of its officers, directors and employees to be elected as trustees or officers of the Trust and to serve in the capacities in which they are elected.

Unless expressly assumed under this Agreement by Sub-Adviser, the Trust and/or Adviser shall pay all costs and expenses normally incurred by the Portfolio in connection with the Trust’s operation and organization. To the extent Sub-Adviser incurs any cost by assuming expenses which are an obligation of the Adviser or Trust, the Adviser or Trust shall promptly reimburse Sub-Adviser for such costs and expenses.

(b)

Books and Records.    All books and records prepared and maintained by Sub-Adviser for the benefit of the Trust under this Agreement shall be the property of the Trust and, upon request therefor, Sub-Adviser shall surrender to the Trust copies of such of the books and records so requested. The Trust acknowledges that Sub-Adviser is required to maintain books and records of its activities under the Investment Advisers Act of 1940, as amended, and agrees to allow Sub-Adviser to retain copies of such records of the Trust as required under federal law. Sub-Adviser agrees not to use any records of the Trust for any purpose other than for the provision of the Services to the Trust. However, Sub-Adviser may disclose the investment performance of the Portfolio, provided that such disclosure does not reveal the identity of Adviser, the Portfolio or the Trust. Sub-Adviser may disclose that Adviser, the Portfolio and the Trust are its clients.

2.

Portfolio Transactions. Sub-Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Funds and is directed to use commercially reasonable efforts to obtain the best net results as described in the Trust’s currently effective prospectus and statement of additional information. When Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of Sub-Adviser, Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the best net results of lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by Sub-Adviser in the manner Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund(s) and to such other clients. Further, the Trust has adopted procedures pursuant to Rules 17(a) and 17(e) under the Investment Company Act of 1940 relating to transactions among a Portfolio and affiliated person thereof (Rule 17(a)), and transactions between a Fund and an affiliated broker or dealer (Rule 17(e)). Sub-Adviser shall at all times conduct its activities in compliance with such procedures. Sub-Adviser shall prepare a report at the end of each fiscal quarter reporting on Sub-Adviser’s compliance with such procedures and setting forth in reasonable detail any transactions which were in violation of such procedures.    Sub-Adviser will promptly communicate to the officers and the directors of the Adviser and Trust such other information relating to Portfolio transactions as they may reasonably request.

3.

Compensation of Sub-Adviser. For its services rendered to the Portfolio, Adviser will pay to Sub-Adviser a fee at an annual rate of each Portfolio’s average daily allocated assets, as set forth in Exhibit A to this Agreement.

The fees described above shall be computed daily based upon the net asset value of each Fund as determined by a valuation made in accordance with the Trust’s procedures for calculating Fund net asset value as described in the Trust’s currently effective Prospectus and/or Statement of Additional Information.

During any period when the determination of a Fund’s net asset value is suspended by the trustees of the Trust, the net asset value of a share of that Fund as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

The fees described above are annual fees, payable 1/12th monthly. Fees for Services rendered during any month will be paid within five (5) business days after the end of the month in which such Services were rendered. In the event that this Agreement is terminated prior to the end of a month in which Sub-Adviser is providing Services, Adviser shall pay to Sub-Adviser fees accumulated during that month to the date of termination within five (5) business days after the end of the month in which such Services were rendered. Sub-Adviser shall have no right to obtain compensation directly from the Portfolio or the Trust for Services provided hereunder and agrees to look solely to the Adviser for payment of fees due.

4.	Status of Sub-Adviser. The services of Sub-Adviser to the Trust are not to be deemed exclusive, and Sub-Adviser shall be free to render similar services to others.

The Trust and Adviser agree that Sub-Adviser may give advice or exercise investment responsibility and take other action with respect to accounts of other clients which may differ from advice given or the timing or nature of action taken with respect to a Fund; provided that Sub-Adviser acts in good faith, and provided further that it is Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other client accounts, taking into account the investment objectives and policies of the Fund and any specific instructions applicable thereto. Sub-Adviser agrees that the use of the “Screened List” as set forth in the Confidentiality Agreement entered into by Sub-Adviser and Advisor, which Agreement is incorporated herein by specific reference, shall be kept in strictest of confidence and shall be used for no other purpose than that set forth therein.

In order to assist Sub-Adviser in performing the Services to the Funds, the Trust and/or Adviser may from time to time provide Sub-Adviser with information, documents, research or writings designated as proprietary by the Trust or the Adviser. Sub-Adviser agrees that, upon being informed that such information, documents, research or writings provided to it are deemed proprietary by the Trust and/or the Adviser, Sub-Adviser shall use such proprietary documents only to assist it in performing the Services to the Funds, and further agrees not to use, distribute, or publish, for its own benefit or for the benefit of others, information, documents, research or writings designated as proprietary by the Trust or the Adviser.

In rendering its Services to the Funds, Sub-Adviser shall be deemed to be an independent contractor. Unless expressly authorized or requested by the Trust, Sub-Adviser shall have no authority to act for or represent the Trust in any way other than as an independent contractor providing the Services described in this Agreement. The parties to this Agreement acknowledge and agree that the Trust may, from time to time, authorize Sub-Adviser to act for or represent the Trust under limited circumstances. In such circumstances, Sub-Adviser may be deemed to be an agent of the Trust. Except for those circumstances in which the Trust has specifically authorized Sub-Adviser to act for or represent the Trust, Sub-Adviser shall in no way be deemed an agent of the Trust.

Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Sub-Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business.

It is understood that the name “Barrow Hanley Mewhinney & Strauss” and any derivatives associated with that name are the valuable property of the Sub-Adviser. BHMS understands and agrees that the Trust may use such name(s) in the Funds’ Prospectus, Statement of Additional Information and other documents comprising the Registration Statement in order to satisfy the Trust’s disclosure requirements under federal law. The Trust and Adviser each understands and agrees that in sales literature and reports prepared for dissemination to shareholders of and prospective investors in the Funds, the Adviser and/or the Trust shall not make public any material containing such name(s) without first obtaining the written consent of the Sub-Adviser, which consent shall not unreasonably be withheld. Upon the termination of this Agreement, the Trust and/or Adviser shall forthwith cease to use such name(s).

5.

Permissible Interests.  Trustees, agents, and stockholders of the Trust are or may be interested in Sub-Adviser (or any successor thereof) as directors, partners, officers, stockholders or otherwise, and directors, partners, officers, agents, and stockholders of Sub-Adviser are or may be interested in the Trust as trustees, stockholders or otherwise; and Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6.

Liability of Sub-Adviser. Sub-Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder in good faith. Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

Adviser and the Trust agree to indemnify and defend Sub-Adviser, its officers, directors, and employees for any loss or expense (including reasonable attorney’s fees) arising out of or in connection with any action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, or any communication to current or prospective investors in the Portfolio (other than any material misstatement or omission made in reliance upon and in conformity with written information furnished by Sub-Adviser to Adviser or the Portfolio).

7.

Representations of the Adviser and Sub-Adviser.  Adviser represents that (a) a copy of the Trust’s Master Trust Agreement, together with all amendments thereto, is on file in the office of the Secretary of the State of Delaware; (b) a copy of the Trust’s currently effective prospectus and statement of additional information has been delivered to Sub-Adviser; (c) Adviser has acted and will continue to act in conformity with the Act and other applicable laws; (d) the appointment of Sub-Adviser has been duly authorized; and (d) Adviser is authorized to enter into this Agreement.

Sub-Adviser represents that (a) a copy of the Trust’s currently effective prospectus and statement of additional information has been delivered to Sub-Adviser; (b) Sub-Adviser has acted and will continue to act in conformity with the Act and other applicable laws; and (c) Sub-Adviser is authorized to enter into this Agreement and to perform the Services described herein.

8.

Term.  This Agreement shall remain in effect until March 31, 2022, and from year to year thereafter provided that such continuance is approved at least annually by (1) the vote of a majority of the Board of Trustees of the Trust or (2) a vote of a “majority” (as that term is defined in the Investment Company Act of 1940) of the Portfolio’s outstanding securities, provided that in either event the continuance is also approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

(a)	the Trust or Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Sub-Adviser;
(b)	the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and
(c)	Sub-Adviser may terminate this Agreement without payment of penalty on 60 days written notice to the Trust; and
(d)	the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

9.

Notices.  Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:	If to the Adviser:	If to the Sub-Adviser

The Timothy Plan	Timothy Partners, Ltd.	Barrow, Hanley, Mewhinney & Strauss
1055 Maitland Center Commons	1055 Maitland Center Commons	3232 McKinney Avenue, 15th Floor
Maitland, FL 32751	Maitland, FL 32751	Dallas, TX 75204
Arthur D. Ally	By: Covenant Funds, Inc.	Attn:
President	Managing General Partner	Title:
Arthur D. Ally, President

10.

Amendments; Entire Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities. This Agreement and the Confidentiality Agreement combined constitute the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes any prior agreement or understanding, whether written or oral.

11.

Code of Ethics.  Pursuant to Rule 17j-1 under the Act, Sub-Adviser warrants, covenants and agrees that it shall have submitted its Code of Ethics to the Board of Trustees of the Trust and obtained Board approval of such Code of Ethics prior to rendering any Services to the Funds. Sub-Adviser shall submit any material changes to such Code of Ethics to the Board of Trustees for its approval within six months of making such material change. Sub-Adviser further warrants, covenants and agrees to comply with all applicable reporting requirements mandated by Rule 17j-1 with respect to Codes of Ethics.

12.

Proxy Voting.    Except as specifically instructed by the Board of Trustees of the Trust or by the Adviser, Sub-Adviser shall exercise or procure the exercise of any voting rights attaching to investments of the Portfolio on behalf of the Portfolio, and shall report all votes cast in the in time, manner, and format requested to facilitate the filing of the N-PX.

13.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any laws of conflict of such jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

The Timothy Plan	Timothy Partners, Ltd.	Barrow, Hanley, Mewhinney & Strauss

Arthur D. Ally	Covenant Funds, Inc.	By:
President	Managing General	Its:
Partner, Arthur D.
Ally, President

Exhibit A

As compensation for its services with respect to the Fixed-Income Fund, High Yield Bond Fund, and the fixed-income allocation of the Growth & Income Fund, taken together in the aggregate, BHMS will receive from TPL the following annual fees:

BHMS Fee Schedule
First $20 million of aggregate net assets	0.375%
Next $30 million of aggregate net assets	0.250%
Next $100 million of aggregate net assets	0.200%
Aggregate net assets in excess of $150 million	0.150%

As compensation for its services with respect to the Defensive Strategies Fund, BHMS receives from TPL an annual fee at a rate equal to 0.15% of the average net assets in the Debt Instrument Sleeve of the Fund.

The fees described above shall be computed daily based upon the net asset value of the Fund as determined by a valuation made in accordance with the Trust’s procedures for calculating Fund net asset value as described in the Trust’s currently effective Prospectus and/or Statement of Additional Information.

The fees paid to BHMS on behalf of the Fund under the sub-advisory agreements will be paid by TPL out of the fees received by TPL under its Investment Advisory Agreement with the Funds.